Exhibit 4.4

Execution Version

AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (the “Agreement”), dated as of April 26, 2019 by and among Emerson Electric Co., a corporation duly organized and existing under the laws of Missouri and having its principal office at 8000 W. Florissant Avenue, St. Louis, Missouri 63136 (the “Company”), Wells Fargo Bank, National Association, a national banking association duly organized and existing under the laws of the United States of America and having a corporate trust office at 150 East 42nd Street, 40th Floor, New York, NY 10017 (“Successor Trustee”) and The Bank of New York Mellon Trust Company, N.A. (successor to The Bank of New York Mellon (formerly known as The Bank of New York)), a national banking association, having a corporate trust office at 601 Travis Street, Houston, TX 77002 (“Resigning Trustee”).

RECITALS:

WHEREAS, the Company currently has outstanding senior debt securities in the aggregate principal amounts listed on Schedule A hereto (the “Securities”) pursuant to the Indenture, dated as of December 10, 1998, by and between the Company and Resigning Trustee (the “Original Indenture”), as supplemented by a First Supplemental Indenture dated as of January 15, 2019 among the Company, the Resigning Trustee and the Successor Trustee (the “First Supplemental Indenture” and, together with the Original Indenture, the “Indenture”);

WHEREAS, the Company appointed Resigning Trustee as the trustee (the “Trustee”), registrar (the “Registrar”) and paying agent (the “Paying Agent”) under the Indenture;

WHEREAS, Section 6.10 of the Indenture provides that the Trustee may at any time resign with respect to the Securities by giving written notice of such resignation to the Company and provide notice to the Holders of the Securities, effective upon the acceptance by a successor Trustee of its appointment as a successor Trustee;

WHEREAS, Section 6.10 of the Indenture provides that, if the Trustee shall resign, the Company shall by written instrument executed by the authority of the Board of Directors, promptly appoint a successor Trustee;

WHEREAS, Section 6.11 of the Indenture provides that any successor Trustee appointed in accordance with the Indenture shall execute, acknowledge and deliver to the Company and to its predecessor Trustee an instrument accepting such appointment under the Indenture, and thereupon the resignation of the predecessor Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all rights, powers, duties and obligations of the predecessor Trustee;

WHEREAS, the Resigning Trustee has given written notice to the Company and has mailed or will promptly mail notice as required by the Indenture to the Holders of the Securities that it is resigning as Trustee, Registrar and Paying Agent under the Indenture;

WHEREAS, the Company desires to appoint Successor Trustee as successor Trustee, Registrar and Paying Agent to succeed Resigning Trustee in such capacities under the Indenture; and

WHEREAS, Successor Trustee is willing to accept such appointment as successor Trustee, Registrar and Paying Agent under the Indenture;

NOW, THEREFORE, the Company, Resigning Trustee and Successor Trustee, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:

THE RESIGNING TRUSTEE

1.1    Pursuant to Section 6.10 of the Indenture, Resigning Trustee has by letter notified the Company and has mailed notice, or will promptly mail notice as required by the Indenture, to the Holders of the Securities that Resigning Trustee is resigning as Trustee, Registrar and Paying Agent under the Indenture.

1.2    Resigning Trustee hereby represents and warrants to Successor Trustee that:

(a)	The Indenture, and each amendment and supplemental indenture thereto, if any, was validly and lawfully executed and delivered by the Resigning Trustee and is in full force and effect.

(b)

No covenant or condition contained in the Indenture has been waived by Resigning Trustee or, to the best knowledge of responsible officers of Resigning Trustee’s corporate trust department, by the Holders of the percentage in aggregate principal amount of the Securities required by the Indenture to effect any such waiver.

(c)

To the best knowledge of responsible officers of Resigning Trustee’s corporate trust department, there is no action, suit or proceeding pending or threatened against Resigning Trustee before any court or any governmental authority arising out of any act or omission of Resigning Trustee as Trustee under the Indenture.

(d)	As of the Effective Date of this Agreement, Resigning Trustee will hold no moneys or property under the Indenture.

(e)

Pursuant to Section 2.4 of the Indenture, Resigning Trustee has duly authenticated and delivered (i) $3,140,000,000.00 aggregate principal amount of the Fixed and Floating Rate Notes, and (ii) $129,893,000.00 aggregate principal amount of Medium-Term Notes, of which $3,119,604,000.00 and $50,653,000.00, respectively, are outstanding as of the Effective Date hereof and interest has been paid through the most recent date on which interest is required to be paid in accordance with the terms of such Securities (details of which can be found on Schedule A, along with the Euro Notes issued on January 15, 2019 in the aggregate principal amount of €1,000,000,000.00 (“Euro Notes”), pursuant to the First Supplemental Indenture, for which Wells Fargo Bank, National Association, currently the Series Trustee will become the Successor Trustee.)

(f)	The registers in which it has registered and transferred registered Securities accurately reflect the amount of Securities issued and outstanding and the amounts payable thereon.

(g)

Each person who so authenticated the Securities was duly elected, qualified and acting as an officer or authorized signatory of Resigning Trustee and empowered to authenticate the Securities at the respective times of such authentication and the signature of such person or persons appearing on such Securities is each such person’s genuine signature.

(h)	This Agreement has been duly authorized, executed and delivered on behalf of Resigning Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

(i)

Without independent investigation, no responsible officer of the Resigning Trustee’s corporate trust department has received notice from the Company or any Holder that a default or Event of Default has occurred and is continuing, and no responsible officer of the Resigning Trustee’s corporate trust department has actual knowledge that a default or Event of Default has occurred and is continuing under the Indenture.

1.3    Resigning Trustee hereby, as of the Effective Date, assigns, transfers, delivers and confirms to Successor Trustee all right, title and interest of Resigning Trustee in and to the trust under the Indenture and all the rights, powers, duties and obligations of the Trustee under the Indenture, including, without limitation, all of its rights to, and all of its security interests in and liens upon, the collateral, if any, and all other rights of Resigning Trustee with respect to the collateral, if any, pursuant to the transaction documents. As required by the Indenture, Resigning Trustee shall pay over to the Successor Trustee all money, if any, at the time held by it under the Indenture. Resigning Trustee shall execute and deliver such further instruments and shall do such other things as Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in Successor Trustee all the rights, powers, duties and obligations hereby assigned, transferred, delivered and confirmed to Successor Trustee as Trustee, Registrar and Paying Agent.

1.4    Resigning Trustee shall deliver to Successor Trustee, as of or promptly after the effective date hereof, all of the documents listed on Exhibit A hereto, to the extent such documents are in the possession of the Resigning Trustee.

2

THE COMPANY

2.1    The Company hereby, as of the Effective Date, accepts the resignation of Resigning Trustee as Trustee, Registrar and Paying Agent under the Indenture.

2.2    The Company hereby, as of the Effective Date, appoints Successor Trustee as Trustee, Registrar and Paying Agent under the Indenture to succeed to, and hereby vests Successor Trustee with, all the rights, powers, duties and obligations of Resigning Trustee under the Indenture with like effect as if originally named as Trustee, Registrar and Paying Agent in the Indenture.

2.3    Within 10 days after the Effective Date of this Agreement, the Company shall cause a notice, or, at the option of the Company, more than 10 days after the Effective Date of this Agreement, the Successor Trustee shall cause a notice, substantially in the form of Exhibit B annexed hereto, to be sent to each Holder of the Securities in accordance with the provisions of Section 6.11 of the Indenture. For the avoidance of doubt, the Resigning Trustee and the Successor Trustee shall reasonably cooperate to provide the Company with the mailing addresses of the Holders of the Securities to whom the notice in this Section 2.3 shall be mailed.

2.4    The Company hereby represents and warrants to Resigning Trustee and Successor Trustee that:

(a)	The Company is a corporation duly and validly organized and existing pursuant to the laws of the State of Missouri.

(b)

The Indenture, and each amendment or supplemental indenture thereto, if any, was validly and lawfully executed and delivered by the Company and is in full force and effect and the Securities were validly issued by the Company.

(c)

To the knowledge of the Company, the Company has performed or fulfilled prior to the date hereof, and will continue to perform and fulfill after the date hereof, each covenant, agreement, condition, obligation and responsibility under the Indenture.

(d)	No event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under the Indenture.

(e)

No covenant or condition contained in the Indenture has been waived by the Company or, to the best of the Company’s knowledge, by Holders of the percentage in aggregate principal amount of the Securities required to effect any such waiver.

(f)

There is no action, suit or proceeding pending or, to the best of the Company’s knowledge, threatened against the Company before any court or any governmental authority arising out of any act or omission of the Company under the Indenture.

(g)

The Company has, by a resolution which was duly adopted by the Board of Directors of the Company, and which is in full force and effect on the date hereof, authorized certain officers of the Company to: (a) accept Resigning Trustee’s resignation as Trustee, Registrar and Paying Agent under the Indenture; (b) appoint Successor Trustee as Trustee, Registrar and Paying Agent under the Indenture; and (c) execute and deliver such agreements, including, without limitation, this Agreement and other instruments as may be necessary or desirable to effectuate the succession of Successor Trustee as Trustee, Registrar and Paying Agent under the Indenture. Furthermore, this Agreement has been duly authorized, executed and delivered on behalf of the Company and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

(h)

Assuming the accuracy of the representations made by the Successor Trustee in Section 3 hereof, all conditions precedent relating to the appointment of Wells Fargo Bank, National Association as successor Trustee under the Indenture have been complied with by the Company.

3

THE SUCCESSOR TRUSTEE

3.1    Successor Trustee hereby represents and warrants to Resigning Trustee and to the Company that:

(a)

Successor Trustee is not disqualified under the provisions of Section 6.8 and is eligible under the provisions of Section 6.9 of the Indenture to accept its appointment and to act as Trustee under the Indenture.

(b)	This Agreement has been duly authorized, executed and delivered on behalf of Successor Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

3.2    Successor Trustee hereby, as of the Effective Date, accepts its appointment as successor Trustee, Registrar and Paying Agent under the Indenture and accepts the rights, powers, duties and obligations of Resigning Trustee as Trustee, Registrar and Paying Agent under the Indenture, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee, Registrar and Paying Agent under the Indenture; provided that, for the avoidance of doubt, the appointments made by the Successor Trustee in respect of the Euro Notes in effect on the date hereof of a Paying Agent, Security Registrar and Authenticating Agent for the Euro Notes shall remain in effect.

3.3    References in the Indenture to “Principal Office” or “Corporate Trust Office” or other similar terms shall be deemed to refer to the designated corporate trust office of Successor Trustee, which is presently located at 150 East 42nd Street, 40th Floor, New York, NY 10017, Attention: Corporate Trust Services; provided that, for the avoidance of doubt, the designations of such offices in respect of the roles of the Paying Agent, Security Registrar and Authenticating Agent for the Euro Notes in the First Supplemental Indenture shall remain in effect.

4

MISCELLANEOUS

4.1    Except as otherwise expressly provided herein or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

4.2    This Agreement and the resignation, appointment and acceptance effected hereby shall be effective as of the opening of business on May 8, 2019 (the “Effective Date”).

4.3    This Agreement does not constitute a waiver by any of the parties hereto of any obligation or liability which Resigning Trustee may have incurred in connection with its serving as Trustee, Paying Agent or Registrar under the Indenture or an assumption by Successor Trustee of any liability of Resigning Trustee arising out of a breach by Resigning Trustee prior to its resignation of its duties under the Indenture.

4.4    Resigning Trustee hereby acknowledges payment or provision for payment in full by the Company of compensation for all services rendered by Resigning Trustee in its capacity as Trustee, Registrar and Paying Agent under Section 6.6 of the Indenture and reimbursement in full by the Company of the expenses, disbursements and advances incurred or made by Resigning Trustee in its capacity as Trustee, Registrar and Paying Agent in accordance with the provisions of the Indenture. Resigning Trustee acknowledges that it relinquishes any lien it may have upon all property or funds held or collected by it to secure any amounts due it pursuant to the provisions of Section 6.6 of the Indenture. This Agreement does not constitute a waiver or assignment by the Resigning Trustee of any compensation, reimbursement, expenses or indemnity to which it is or may be entitled pursuant to the Indenture. The Company acknowledges its obligation set forth in Section 6.6 of the Indenture to indemnify Resigning Trustee for, and to hold Resigning Trustee harmless against, any loss, liability or expense incurred without negligence or bad faith on the part of Resigning Trustee and arising out of or in connection with the acceptance or administration of the trust evidenced by the Indenture and in accordance with the Indenture (which obligation shall survive the execution hereof).

4.5    The parties hereto agree to take reasonable action to confirm, evidence and perfect Successor Trustee’s rights in, or with respect to, the collateral, if any, pursuant to the transaction documents.

4.6    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

4.7    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement and signature pages for all purposes.

4.8    The Company acknowledges that, in accordance with Section 326 of the USA Patriot Act, Successor Trustee, in order to help fight the funding of terrorism and prevent money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with Successor Trustee. The Company agrees that it will provide Successor Trustee with such information as it may request in order for Successor Trustee to satisfy the requirements of the USA Patriot Act.

4.9    This Agreement sets forth the entire agreement of the parties with respect to its subject matter, and supersedes and replaces any and all prior contemporaneous warranties, representations or agreements, whether oral or written, with respect to the subject matter of this Agreement other than those contained in this Agreement.

4.10    The Company, Resigning Trustee and Successor Trustee hereby acknowledge receipt of an executed counterpart of this Agreement and the effectiveness thereof.

4.11    Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile and electronic transmission in PDF format) and shall be given to such party, addressed to it, as set forth below:

If to the Company:

Emerson Electric Co.

800 W. Florissant Avenue

St. Louis, Missouri 63136

Attention: Jim Thomasson

Facsimile: 314-553-2463

Email: Jim.Thomasson@emerson.com

If to Resigning Trustee:

The Bank of New York

601 Travis Street, 16th Floor

Houston, TX 77002

Attention: Lisa McCants

Facsimile: 713-483-6954

Email: lisa.mccants@bnymellon.com

If to Successor Trustee:

Wells Fargo Bank, National Association

150 East 42nd Street

40th Floor

New York, NY 10017

Attention: Corporate Trust Services

Facsimile: (866) 969-4026

Email: alexander.pabon@wellsfargo.com

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Resignation, Appointment and Acceptance to be duly executed, all as of the day and year first above written.

EMERSON ELECTRIC CO.

By:	/s/ F. J. Dellaquila
Name: F. J. Dellaquila Title: Senior Executive Vice President and Chief Financial Officer

By:	/s/ J. H. Thomasson
Name: J. H. Thomasson Title: Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Resigning Trustee

By:	/s/ William Wallace
Name: William Wallace Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Successor Trustee

By:	/s/ Gregory S. Clarke
Name: Gregory S. Clarke Title: Vice President

SCHEDULE A

Emerson Electric Co. – Series to Successor

Fixed and Floating Rate Notes (Base CUSIP 291011)	CUSIP	Issued	Prin Amt Issued	Prin Amt O/S

4.875% Notes due 10/15/2019	291011AY0	1/21/2009	$500,000,000.00	$500,000,000.00
4.25% Notes due 11/15/2020	291011BC7	11/16/2009	$300,000,000.00	$300,000,000.00
2.625% Notes due 12/1/2021	291011BF0	5/21/2015	$500,000,000.00	$500,000,000.00
2.625% Notes due 2/15/2023	291011BE3	2/20/2013	$500,000,000.00	$500,000,000.00
3.15% Notes due 6/1/2025	291011BG8	5/21/2015	$500,000,000.00	$500,000,000.00
6.00% Notes due 8/15/2032	291011AQ7	8/19/2002	$250,000,000.00	$250,000,000.00
6.125% Notes due 4/15/2039	291011BB9	4/17/2009	$250,000,000.00	$250,000,000.00
5.25% Notes due 11/15/2039	291011BD5	11/16/2009	$300,000,000.00	$300,000,000.00
Fltg Rate Notes due 5/20/2039	291011AK0	5/20/1999	$40,000,000.00	$19,604,000.00
		TOTAL	$3,140,000,000.00	$3,119,604,000.00

Medium-Term Notes (Base CUSIP 29101L)	CUSIP	Issued	Prin Amt Issued	Prin Amt O/S
Fltg Rate MTN due 10/26/2039	29101LAV2	10/26/1999	$64,662,000.00	$16,765,000.00
Fltg Rate MTN due 3/27/2040	29101LAW0	3/27/2000	$35,231,000.00	$18,718,000.00
Fltg Rate MTN due 11/27/2040	29101LAY6	11/27/2000	$30,000,000.00	$15,170,000.00
		TOTAL	$129,893,000.00	$50,653,000.00

EURO Notes Wells Fargo Bank, N.A. is Series Trustee and with successorship will become Indenture Trustee (Base CUSIP 291011)	CUSIP	Issued	Prin Amt Issued	Prin Amt O/S
1.250% Notes due 10/15/2025	291011BH6	1/15/2019	€500,000,000.00	€500,000,000.00
2.000% Notes due 10/15/2029	291011BJ2	1/15/2019	€500,000,000.00	€500,000,000.00
		TOTAL	€1,000,000,000.00	€1,000,000,000.00

EXHIBIT A

Documents to be delivered to Successor Trustee

1.	Executed copy of Indenture and each amendment and supplemental indenture thereto.

2.	File of closing documents from initial issuance.

3.	Collateral, if any, and related documents. (Please confirm whether there is any collateral.)

4.	Copies of the most recent of each of the SEC reports delivered by the Company pursuant to Section 4.3 of the Indenture in the last year.

5.	A copy of the most recent compliance certificate delivered pursuant to Section 3.5 of the Indenture.

6.

Certified list of Holders, including certificate detail and all “stop transfers” and the reason for such “stop transfers” (or, alternatively, if there are a substantial number of registered Holders, the computer tape reflecting the identity of such Holders).

7.

Copies of any official notices sent by the Trustee to all the Holders of the Securities pursuant to the terms of the Indenture during the past twelve months and a copy of the most recent Trustee’s annual report to Holders delivered pursuant to Section 4.4 of the Indenture.

8.	List of any documents which, to the knowledge of Resigning Trustee, are required to be furnished but have not been furnished to Resigning Trustee.

9.	Trust account statements (asset & transaction) for the one-year period preceding the date of this Agreement.

10.	All unissued Security inventory and global notes.

11.	Securities debt service records and conversion records.

12.	Filed, stamped copies of all existing financing statements.

EXHIBIT B

[COMPANY LETTERHEAD]

NOTICE

To the Holders of:

________________________	CUSIP # ____________

________________________	CUSIP # ____________

of ________________________

NOTICE IS HEREBY GIVEN, pursuant to Section 6.10 of the Indenture (the “Indenture”), dated as of December 10, 1998, by and between Emerson Electric Co. (the “Company”) and The Bank of New York Mellon Trust Company, N.A. (successor to The Bank of New York Mellon (formerly known as the Bank of New York)), as Trustee, that The Bank of New York Mellon Trust Company, N.A. has resigned as trustee, registrar and paying agent under the Indenture.

Pursuant to Section 6.11 of the Indenture, Wells Fargo Bank, National Association, a national banking association duly organized and existing under the laws of the United States of America, has accepted appointment as trustee, registrar and paying agent under the Indenture. The address of the designated corporate trust office of the successor Trustee is 150 East 42nd Street, 40th Floor, New York, NY 10017.

The Bank of New York Mellon Trust Company, N.A.’s resignation as trustee, registrar and paying agent and Wells Fargo Bank, National Association’s appointment as successor trustee, registrar and paying agent were effective as of the opening of business on May 8, 2019.

Dated:

__________ ___, 2019

[COMPANY]